Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             HERLEY INDUSTRIES, INC.

                           METRAPLEX ACQUISITION CORP.

                                       AND

                              METRAPLEX CORPORATION



                            Dated as of July 8, 1997

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                                TABLE OF CONTENTS
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                                                                Page

ARTICLE I
     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . . -1-
     1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . -1-
     1.2  Effective Time; Closing. . . . . . . . . . . . . . . . -1-
     1.3  Effect of the Merger . . . . . . . . . . . . . . . . . -2-
     1.4  Certificate of Incorporation; Bylaws . . . . . . . . . -2-
     1.5  Directors and Officers . . . . . . . . . . . . . . . . -2-
     1.6  Effect on Capital Stock. . . . . . . . . . . . . . . . -2-
     1.7  Dissenting Shares. . . . . . . . . . . . . . . . . . . -3-
     1.8  Surrender of Certificates. . . . . . . . . . . . . . . -4-
     1.9  No Further Ownership Rights in Metraplex Capital Stock -5-
     1.10 Lost, Stolen or Destroyed Certificates . . . . . . . . -6-
     1.11 Tax and Accounting Consequences. . . . . . . . . . . . -6-
     1.12 Taking of Necessary Action; Further Action . . . . . . -6-

ARTICLE II
     REPRESENTATIONS AND WARRANTIES OF METRAPLEX. . .  . . . . . -6-
     2.1  Organization of Metraplex. . . . . . . . . . . . . . . -6-
     2.2  Metraplex Capital Structure. . . . . . . . . . . . . . -7-
     2.3  Obligations With Respect to Capital Stock. . . . . . . -7-
     2.4  Authority. . . . . . . . . . . . . . . . . . . . . . . -7-
     2.5  Section 203 of the Delaware General Corporation Law
           Not Applicable. . . . . . . . . . . . . . . . . . . . -8-
     2.6  Metraplex Financial Statements . . . . . . . . . . . . -9-
     2.7  Absence of Certain Changes or Events . . . . . . . . . -9-
     2.8  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . -9-
     2.9  Intellectual Property. . . . . . . . . . . . . . . . .-10-
     2.10 Compliance; Permits; Restrictions. . . . . . . . . . .-10-
     2.11 Litigation . . . . . . . . . . . . . . . . . . . . . .-11-
     2.12 Brokers' and Finders' Fees . . . . . . . . . . . . . .-11-
     2.13 Employee Benefit Plans . . . . . . . . . . . . . . . .-11-
     2.14 Absence of Liens and Encumbrances. . . . . . . . . . .-12-
     2.15 Environmental Matters. . . . . . . . . . . . . . . . .-12-
     2.16 Labor Matters. . . . . . . . . . . . . . . . . . . . .-13-
     2.17 Agreements, Contracts and Commitments. . . . . . . . .-13-
     2.18 Change of Control Payments . . . . . . . . . . . . . .-14-
     2.19 Board Approval . . . . . . . . . . . . . . . . . . . .-14-
     2.20 Minute Books . . . . . . . . . . . . . . . . . . . . .-14-

ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF Herley AND MERGER SUB . .-15-
     3.1  Organization of Herley . . . . . . . . . . . . . . . .-15-
     3.2  Herley Capital Structure . . . . . . . . . . . . . . .-15-
     3.3  Obligations With Respect to Capital Stock. . . . . . .-16-
     3.4  Authority. . . . . . . . . . . . . . . . . . . . . . .-16-
     3.5  SEC Filings; Herley Financial Statements . . . . . . .-17-
     3.6  Absence of Certain Changes or Events . . . . . . . . .-18-
     3.7  Taxes. . . . . . . . . . . . . . . . . . . . . . . . .-18-
     3.8  Intellectual Property. . . . . . . . . . . . . . . . .-18-
     3.9  Compliance; Permits; Restrictions. . . . . . . . . . .-19-
     3.10 Litigation . . . . . . . . . . . . . . . . . . . . . .-19-
     3.11 Brokers' and Finders' Fees . . . . . . . . . . . . . .-20-
     3.12 Employee Benefit Plans . . . . . . . . . . . . . . . .-20-
     3.13 Absence of Liens and Encumbrances. . . . . . . . . . .-20-
     3.14 Environmental Matters. . . . . . . . . . . . . . . . .-21-
     3.15 Labor Matters. . . . . . . . . . . . . . . . . . . . .-21-
     3.16 Agreements, Contracts and Commitments. . . . . . . . .-21-
     3.17 Change of Control Payments . . . . . . . . . . . . . .-23-
     3.18 Minute Books . . . . . . . . . . . . . . . . . . . . .-23-

ARTICLE IV
     CONDUCT PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . .-23-
     4.1  Conduct of Business. . . . . . . . . . . . . . . . . .-23-

ARTICLE V
     ADDITIONAL AGREEMENTS. . .. . . . . . . . . . . . . . . . .-25-
     5.1  Registration Rights. . . . . . . . . . . . . . . . . .-25-
     5.2  Meeting of Metraplex Stockholders. . . . . . . . . . .-26-
     5.3  Access to Information; Confidentiality . . . . . . . .-26-
     5.4  No Solicitation by Metraplex . . . . . . . . . . . . .-26-
     5.5  Public Disclosure. . . . . . . . . . . . . . . . . . .-27-
     5.6  Legal Requirements . . . . . . . . . . . . . . . . . .-27-
     5.7  Third Party Consents . . . . . . . . . . . . . . . . .-28-
     5.8  FIRPTA . . . . . . . . . . . . . . . . . . . . . . . .-28-
     5.9  Notification of Certain Matters. . . . . . . . . . . .-28-
     5.10 Best Efforts and Further Assurances. . . . . . . . . .-28-
     5.11 Stock Options; Employee Stock Purchase Plan. . . . . .-28-

     5.12 Tax-Free Reorganization. . . . . . . . . . . . . . . .-29-
     5.13 Metraplex Employee Benefits. . . . . . . . . . . . . .-29-
     5.14 Repurchase of Herley Common Stock. . . . . . . . . . .-29-
     5.15 Employment Agreement . . . . . . . . . . . . . . . . .-30-

ARTICLE VI
     CONDITIONS TO THE MERGER  . . . . . . . . . . . . . . . . .-30-
     6.1  Conditions to Obligations of Each Party to Effect
           the Merger . . . . . . . . . . . . . . . . . . . . . -30-
     6.2  Additional Conditions to Obligations of Metraplex. . .-30-
     6.3  Additional Conditions to the Obligations of Herley
           and Merger Sub . . . . . . . . . . . . . . . . . . . -31-

ARTICLE VII
     TERMINATION, AMENDMENT AND WAIVER. . . .. . . . . . . . . .-32-
     7.1  Termination. . . . . . . . . . . . . . . . . . . . . .-32-
     7.2  Notice of Termination; Effect of Termination . . . . .-33-
     7.3  Fees and Expenses. . . . . . . . . . . . . . . . . . .-34-
     7.4  Amendment. . . . . . . . . . . . . . . . . . . . . . .-34-
     7.5  Extension; Waiver. . . . . . . . . . . . . . . . . . .-34-

ARTICLE VIII
     GENERAL PROVISIONS . .  . . . . . . . . . . . . . . . . . .-35-
     8.1  Non-Survival of Representations and Warranties . . . .-35-
     8.2  Notices. . . . . . . . . . . . . . . . . . . . . . . .-35-
     8.3  Interpretation; Knowledge. . . . . . . . . . . . . . .-36-
     8.4  Counterparts . . . . . . . . . . . . . . . . . . . . .-36-
     8.5  Entire Agreement . . . . . . . . . . . . . . . . . . .-36-
     8.6  Severability . . . . . . . . . . . . . . . . . . . . .-36-
     8.7  Other Remedies; Specific Performance . . . . . . . . .-36-
     8.8  Governing Law. . . . . . . . . . . . . . . . . . . . .-37-
     8.9  Rules of Construction. . . . . . . . . . . . . . . . .-37-
     8.10 Assignment . . . . . . . . . . . . . . . . . . . . . .-37-

                                INDEX OF EXHIBITS
                                -----------------

Exhibit A Registration Rights Agreement
Exhibit B Employment Agreement


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                      AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of July 8, 1997 among Herley Industries, Inc., a Delaware corporation ("Herley"), Metraplex Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Herley ("Merger Sub"), and Metraplex Corporation, a Delaware corporation ("Metraplex").

                                    RECITALS
                                    --------

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), Herley and Metraplex will enter into a business combination transaction pursuant to which Merger Sub will merge with and into Metraplex (the "Merger").

     B. Herley and Merger Sub, on the one hand, and Metraplex on the other hand, desire to make certain representations and warranties and other agreements in connection with the Merger.

     C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Metraplex, the separate corporate existence of Merger Sub shall cease and Metraplex shall continue as the surviving corporation. Metraplex as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "Agreement" as used herein refers collectively to this Agreement and the Certificate of Merger. The closing of the Merger (the "Closing") shall take place at the offices of Blau, Kramer,

Wactlar & Lieberman, P.C. at a time and date to be specified by the parties, which shall be no later than July 31, 1997, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Metraplex and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Metraplex and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

          (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Metraplex Corporation"

          (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

     1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until their successors are duly elected or appointed and qualified.

     1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Metraplex or the holders of any of the following securities:

          (a) Conversion of Metraplex Capital Stock. Each share of Common Stock, par value $.01 per share, of Metraplex (the "Metraplex Capital Stock") issued and outstanding immediately prior to the Effective Time (other than Unallocated ESOP Shares, which are defined in, and shall be converted pursuant to Section 1.6(d) and any Dissenting Shares (as defined in and to the extent provided in Section 1.7(a)) will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into 0.32938 (the "Exchange Ratio") shares of Common Stock, par value $.10 per share, of Herley (the "Herley Common Stock") upon surrender of the certificate representing such share of Metraplex Capital Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

          (b) Cancellation of Herley-Owned Stock. Each share of Metraplex Capital Stock held in the treasury of Metraplex or owned by Merger Sub, Herley or any direct or indirect wholly owned subsidiary of Metraplex or of Herley immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Stock Options. At the Effective Time all options to purchase Metraplex Capital Stock then outstanding under Metraplex's Incentive Stock Option Plan (collectively, the "Metraplex Stock Option Plans") shall be terminated on or prior to the Effective Date.

          (d) Employee Stock Ownership Plan. The Metraplex Employee Stock Ownership Plan (the "Metraplex ESOP"), shall be terminated on or prior to the Effective Date, the 43,437 shares of Metraplex Common Stock allocated under the Metraplex ESOP shall be converted into a number of shares of Herley Common Stock based on the Exchange Ratio and the 121,216 shares of Metraplex Common Stock unallocated under the Metraplex ESOP (the "Unallocated ESOP Shares") shall be converted by Metraplex into the right to receive 3,700 shares of Herley Common Stock.

          (e) Capital Stock of Merger Sub. Each share of Common Stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Herley Common Stock or Metraplex Capital Stock), reorganization, recapitalization or other like change with respect to Herley Common Stock or Metraplex Capital Stock occurring on or after the date hereof and prior to the Effective Time.

          (g) Fractional Shares. No fraction of a share of Herley Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Metraplex Capital Stock who would otherwise be entitled to a fraction of a share of Herley Common Stock (after aggregating all fractional shares of Herley Common Stock to be received by such holder) shall receive from Herley an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of a share of Herley Common Stock for the ten most recent days that Herley Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq SmallCap Market.

     1.7  Dissenting Shares.
          -----------------

          (a) Notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Metraplex Capital Stock who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares") shall not be converted into or represent a right to receive Herley Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

          (b) Notwithstanding the foregoing, if any holder of shares of Metraplex Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw the right to appraisal, then, as of the later of the Effective Time and the occurrence of such withdrawal, such holder's shares shall automatically be converted into Herley Common Stock, without interest thereon, upon surrender of the certificate representing such shares.

          (c) Metraplex shall give Herley (i) prompt notice of any written demands for appraisal of any shares of Metraplex Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Metraplex which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law. Metraplex shall not, except with the prior written consent of Herley or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of Metraplex Capital Stock or offer to settle or settle any such demands.

     1.8  Surrender of Certificates.
          -------------------------

          (a) Exchange Agent. Herley shall select American Stock Transfer and Trust Company or another institution reasonably satisfactory to Metraplex to act as the exchange agent (the "Exchange Agent") in the Merger. Herley shall be responsible for paying for the fees and the costs of this Exchange Agent.

          (b) Herley to Provide Common Stock. Promptly, but no later than three business days after the Effective Time, Herley shall make available to the Exchange Agent for exchange in accordance with this Article 1, the shares of Herley Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Metraplex Capital Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(g) and any dividends or distributions that holders of shares of Metraplex Capital Stock may be entitled pursuant to Sections 1.6(g) and 1.8(d).

          (c) Exchange Procedures. Promptly, but no later than five business days after the Effective Time, Herley shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Metraplex Capital Stock whose shares were converted into shares of Herley Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(g) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the

Exchange Agent and shall be in such form and have such other provisions as Herley may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Herley Common Stock, cash in lieu of any fractional shares pursuant to
Section  1.6(g) and any  dividends  or other  distributions  pursuant to Section
1.8(d). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Herley, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Herley Common Stock, payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of Herley Common Stock into which such shares of Metraplex Capital Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.8(d).

          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Herley Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Herley Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder thereof certificates representing whole shares of Herley Common Stock issued in exchange therefor, without interest, along with the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Herley Common Stock.

          (e) Transfers of Ownership. If any certificate for shares of Herley Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Herley or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Herley Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Herley or any agent designated by it that such tax has been paid or is not payable.

          (f) No  Liability.  Notwithstanding  anything to the  contrary in this
Section 1.8, neither the Exchange Agent, Herley, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Herley Common Stock or Metraplex Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 No Further Ownership Rights in Metraplex Capital Stock. All shares of Herley Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(g) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Metraplex Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Metraplex Capital Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such whole number of shares of Herley Common Stock into which the shares of Metraplex Capital Stock evidenced thereby shall have been converted, cash for fractional shares, if any, as may be required pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that Herley may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Herley or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Metraplex and Merger Sub, the officers and directors of Metraplex and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.


                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF METRAPLEX

     Metraplex represents and warrants to Herley and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Metraplex to Herley (the "Metraplex Schedules"), as follows:

     2.1 Organization of Metraplex. Metraplex and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below) on Metraplex. Metraplex has delivered to Herley a true and complete list of all of Metraplex's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and Metraplex's equity interest therein. Metraplex has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws of Metraplex and similar governing instruments of its subsidiaries, each as amended to date, to counsel for Herley. When used in connection with Metraplex, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Metraplex and its subsidiaries taken as a whole, provided, however, that the continuation of current trends in such business, assets (including intangible assets), financial condition or results of operations (including without limitation further losses) shall not be deemed to constitute a Material Adverse Effect, but material deviations therefrom shall constitute a Material Adverse Effect.

     2.2 Metraplex Capital Structure. The authorized capital stock of Metraplex consists of 823,263 shares of Common Stock, par value $.01 per share, of which there were 702,047 shares issued and outstanding as of June [1], 1997, not including the 121,216 shares which have not been allocated under the Metraplex ESOP. All outstanding shares of Metraplex Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Metraplex or any agreement or document to which Metraplex is a party or by which it is bound. As of June 1, 1997, Metraplex had reserved an aggregate of 35,000 shares of Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Metraplex Stock Option Plans, under which options are outstanding for an aggregate of 10,000 shares, all of which outstanding options shall be terminated on or prior to the Effective Date. All shares of Metraplex Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Metraplex Schedules list each outstanding option to acquire shares of the Common Stock of Metraplex at June 1, 1997, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicate the extent of acceleration, if any. Metraplex is required to repurchase the shares of stock owned by participants in the Metraplex ESOP as required by law. Metraplex will be terminating the ESOP prior to the Effective Time and advising Merger Sub and Herley of the number of shares to be distributed to the ESOP, as determined by the ESOP's trustees.

     2.3  Obligations  With  Respect  to Capital  Stock.  Except as set forth in
Section 2.2, there are no equity securities of any class of Metraplex, or any securities exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities Metraplex owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of Metraplex, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in
Section 2.2, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Metraplex or any of its subsidiaries is a party or by which it is bound obligating Metraplex or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Metraplex, or any of its subsidiaries or obligating Metraplex or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Metraplex, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Metraplex or with respect to any equity security of any class of any of its subsidiaries.

     2.4  Authority.
          ---------

          (a) Metraplex has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Metraplex, subject only to the approval of this Agreement by Metraplex's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the Metraplex Capital Stock is required for Metraplex's stockholders to approve this Agreement. This Agreement has been duly executed and delivered by Metraplex and, assuming the due authorization, execution and delivery by Herley and Merger Sub, constitutes the valid and binding obligation of Metraplex, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. Except as set forth in the Metraplex Schedules, the execution and delivery of this Agreement by Metraplex does not, and the performance of this Agreement by Metraplex will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Metraplex or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval of Metraplex's stockholders of the Merger as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Metraplex or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Metraplex's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Metraplex or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Metraplex or any of its subsidiaries is a party or by which Metraplex or any of its subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses
(ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Metraplex. The Metraplex Schedules list all material consents, waivers and approvals under any of Metraplex's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Metraplex in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Metraplex or Herley or have a material adverse effect on the ability of the parties to consummate the Merger.

     2.5  Metraplex Financial Statements.
          ------------------------------

          Attached hereto as Schedule 2.6 are the Financial Statements of Metraplex ( Metraplex Financial Statements ) for the calendar years ended March 31, 1997, 1996 and 1995.

          (a) For the relevant periods, the Metraplex Financial Statements: (1) are complete and correct in all material respects; (2) present fairly the financial position of Metraplex and its subsidiaries at such dates and the results of operations and cash flows for the respective periods ended on such dates; and (3) were prepared in accordance with generally accepted accounting principles ( GAAP ), consistently applied during the periods, and are in accordance with the books and records maintained by Metraplex and its subsidiaries, with no differences between such Metraplex Financial Statements and the financial records maintained and accounting methods applied by Metraplex for tax purposes, except as disclosed in the notes to the Metraplex Financial Statements.

          (b)  The  balance  sheet  of  Metraplex  contained  in  the  Metraplex
Financial Statements as of March 31, 1997 is hereinafter referred to as the "Metraplex Balance Sheet." Except as disclosed in the Metraplex Financial Statements, neither Metraplex nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Metraplex and its subsidiaries taken as a whole, except liabilities
(i) provided for in the Metraplex Balance Sheet, or (ii) incurred since the date of the Metraplex Balance Sheet in the ordinary course of business consistent with past practices.

     2.6 (a) Absence of Certain Changes or Events. Since the date of the Metraplex Balance Sheet through the date of this Agreement, there has not been:
(i) any  Material  Adverse  Effect on  Metraplex,  (ii) any  material  change by

Metraplex in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Metraplex of any of its assets having a Material Adverse Effect on Metraplex, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     2.7 Taxes. Metraplex and each of its subsidiaries has filed all tax returns required to be filed by any of them and has paid (or Metraplex has paid on its behalf), or has set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent Metraplex Financial Statements reflect an adequate reserve for all taxes payable by Metraplex and its subsidiaries accrued through the date of such financial statements. Except as reasonably would not be expected to have a Material Adverse Effect on Metraplex, no deficiencies for any taxes have been proposed, asserted or assessed against Metraplex or any of its subsidiaries. For the purpose of this Agreement, the term "tax" shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

     2.8  Intellectual Property.
          ---------------------

     (a) To the knowledge of Metraplex and its subsidiaries, Metraplex and its subsidiaries own, or have the right to use, sell or license all patents, trademarks, trade names, service marks, copyrights and other intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "Metraplex IP Rights"), except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on Metraplex.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Metraplex IP Rights (the "Metraplex IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Metraplex IP Rights or impair the right of Metraplex and its subsidiaries, the Surviving Corporation or Herley to use, sell or license any Metraplex IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, result in a Material Adverse Effect on Metraplex.

          (c) To the knowledge of Metraplex and its subsidiaries (i) neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Metraplex or any of its subsidiaries violates any license or agreement between Metraplex or any of its subsidiaries and any third party or infringes any intellectual property right of any other party; and (ii) there is no pending or, to the knowledge of Metraplex, threatened claim, arbitration or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Metraplex IP Rights, nor has Metraplex received any written notice asserting that any Metraplex IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except, with respect to clauses (i) and (ii), for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on Metraplex.

          (d) Metraplex has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Metraplex IP Rights.

     2.9  Compliance; Permits; Restrictions.
          ---------------------------------

          (e) Neither Metraplex nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Metraplex or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Metraplex or any of its subsidiaries is a party or by which Metraplex or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations which would not have a Material Adverse Effect on Metraplex. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Metraplex, threatened against Metraplex or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not have a Material Adverse Effect on Metraplex.

          (f) Metraplex and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Metraplex and its subsidiaries taken as a whole (collectively, the "Metraplex Permits"). Metraplex and its subsidiaries are in compliance with the terms of Metraplex Permits, except where the failure to hold the same or to so comply would not have a Material Adverse Effect on Metraplex.

     2.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Metraplex or any of its subsidiaries has received any notice of assertion nor, to Metraplex's knowledge, is there a threat of an action, suit, proceeding, claim, arbitration or investigation against Metraplex or any of its subsidiaries or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     2.11 Brokers' and Finders' Fees. Metraplex has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.12 Employee Benefit Plans.
          ----------------------

          (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by Metraplex or any trade or business (an "ERISA Affiliate") which is under common control with Metraplex within the meaning of Section 414 of the Code (the "Metraplex Employee Plans"), Metraplex has made available to Herley a true and complete copy of, to the extent applicable, (i) such Metraplex Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Metraplex Employee Plan, (iv) the most recent summary plan description for each Metraplex Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Metraplex Employee Plan subject to Title IV of ERISA and (vi) the most recent United States Internal Revenue Service ("IRS") determination letter issued with respect to any Metraplex Employee Plan.

          (b) Each Metraplex Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Metraplex Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Metraplex Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Metraplex nor any ERISA Affiliate of Metraplex has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Metraplex Employee Plan.

          (c) Neither Metraplex nor any ERISA Affiliate thereof has withdrawn in a complete or partial withdrawal from any multi-employer plan within the meaning of Section 4001(a)(3) of ERISA prior to the Effective Time. Neither Metraplex nor any ERISA Affiliate thereof has contributed to or been obligated to contribute to any multi-employer plan within the meaning of Section 4001(a)(3) of ERISA.

     2.13 Absence of Liens and Encumbrances. Metraplex and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Metraplex Financial Statements and except for liens for taxes not yet due and payable, the perfection of purchase money security interests, as provided by law, to vendors of property to Metraplex and such imperfections of title and encumbrances, if any, which would not have a Material Adverse Effect on Metraplex.


     2.14 Environmental Matters.
          ---------------------

          (a) Hazardous Material. Except as would not have a Material Adverse Effect on Metraplex, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present in the soil, groundwater, building materials or ambient air of any real property currently occupied by Metraplex as a result of the deliberate actions of Metraplex or any of its subsidiaries, and Metraplex has not received any notice that it is allegedly liable for the presence of Hazardous Materials in, on or under any other property, including the land and the improvements, ground water and surface water thereof, that Metraplex or any of its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on Metraplex, neither Metraplex nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Metraplex or any of its subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. Metraplex and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Metraplex Environmental Permits") necessary for the conduct of Metraplex's and its subsidiaries' Hazardous Material Activities as currently conducted and other businesses of Metraplex and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Material Adverse Effect on Metraplex.

          (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Metraplex's knowledge, threatened concerning any Metraplex Environmental Permit or any Hazardous Materials Activity of Metraplex or any of its subsidiaries. Metraplex is not aware of any fact or circumstance which could involve Metraplex or any of its subsidiaries in any environmental litigation or impose upon Metraplex or any of its subsidiaries any environmental liability that would have a Material Adverse Effect on Metraplex.

     2.15 Labor Matters. To Metraplex's knowledge, there are no activities or proceedings of any labor union to organize any employees of Metraplex or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Metraplex or any of its subsidiaries. Metraplex and its subsidiaries are and have been in compliance with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA (as defined below), WARN or any similar state or local law), except for any noncompliance that would not have a Material Adverse Effect on Metraplex.

     2.16 Agreements, Contracts and Commitments. Except as set forth in the Metraplex Schedules, neither Metraplex nor any of its subsidiaries is a party to or is bound by:

          (a) any collective bargaining agreements;

          (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

          (c) any employment or consulting agreement, contract or commitment with any officer or director level employee, not terminable by Metraplex or any of its subsidiaries on thirty (30) days notice without liability, except to the extent general principles of wrongful termination law may limit Metraplex's or any of its subsidiaries' ability to terminate employees at will;

          (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; except that the termination of the Metraplex ESOP will result in 100% vesting.

          (e) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Metraplex or any of its subsidiaries and any of its officers or directors;

          (f) any agreement, contract or commitment containing any covenant limiting the freedom of Metraplex or any of its subsidiaries to engage in any line of business or compete with any person;

          (g)  any  agreement,   contract  or  commitment  relating  to  capital
expenditures and involving future obligations in excess of $10,000 and not cancelable without penalty;

          (h) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (i) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (j) any joint marketing or development agreement;

          (k)  any   distribution   agreement   (identifying  any  that  contain
exclusivity provisions); or

          (l) any other agreement, contract or commitment (excluding real and personal property leases) which involve payment by Metraplex or any of its subsidiaries under any such agreement, contract or commitment of $10,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days.

     Neither Metraplex nor any of its subsidiaries, nor to Metraplex's knowledge any other party to a Metraplex Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Metraplex is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, an "Metraplex Contract") in such a manner as would permit any other party to cancel or terminate any such Metraplex Contract, or would permit any other party to seek damages, which would have a Material Adverse Effect on Metraplex.

     2.17 Change of Control Payments. There are no plans or agreements pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of Metraplex as a result of or in connection with the Merger.

     2.18 Board Approval. The Board of Directors of Metraplex has, as of the date of this Agreement, determined (i) that the Merger is fair to and in the best interests of Metraplex and its stockholders, and (ii) to recommend that the stockholders of Metraplex approve this Agreement.

     2.19 Minute Books. The minute books of Metraplex made available to counsel for Herley are the only minute books of Metraplex and contain a reasonably accurate summary, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Metraplex.


                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF Herley AND MERGER SUB

     Herley and Merger Sub represent and warrant to Metraplex, subject to the exceptions specifically disclosed in the schedules supplied by Herley to Metraplex (the "Herley Schedules"), as follows:

     3.1 Organization of Herley. Herley and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below) on Herley and its subsidiaries taken as a whole. Herley has delivered to Metraplex a true and complete list of all of Herley's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and Herley's equity interest therein. Herley has delivered or made available a true and correct copy of the Certificate of Incorporation and Bylaws of Herley and similar governing instruments of its subsidiaries, each as amended to date, to counsel for

Metraplex. When used in connection with Herley, the term "Material Adverse Effect" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of Herley and its subsidiaries taken as a whole; provided, however, that the continuation of current trends in such business, assets (including intangible assets), financial condition or results of operations (including without limitation further losses) shall not be deemed to constitute a Material Adverse Effect, but material deviations therefrom shall constitute a Material Adverse Effect.

     3.2 Herley Capital Structure. The authorized capital stock of Herley consists of 10,000,000 shares of Common Stock, par value $.10 per share, of which there were approximately 3,020,000 shares issued and outstanding as of June 1, 1997. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $.001 per share, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Herley. All outstanding shares of the Common Stock of Herley are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Herley or any agreement or document to which Herley is a party or by which it is bound. As of June 1, 1997, Herley had reserved an aggregate of 2,000,000 shares of Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to Herley's 1992 Non-Qualified Stock Option Plan, 1996 Stock Option Plan and 1997 Stock Option Plan (collectively, the "Herley Stock Option Plans"), under which options are outstanding for an aggregate 1,218,476 shares. As of June 1, 1997, Herley had reserved an aggregate of 250,000 shares of Common Stock, net of cancellations, for issuance to certain officers and directors under certain warrant agreements (collectively, the "Herley Warrants"). All shares of the Common Stock of Herley subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. The Herley Schedules list each outstanding option or warrant to acquire shares of the Common Stock of Herley at June 30, 1997, the name of the holder of such option or warrant, the number of shares subject to such optionor warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will have vested at such date and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicate the extent of acceleration, if any.

     3.3  Obligations  With  Respect  to Capital  Stock.  Except as set forth in
Section 3.2, there are no equity securities of any class of Herley, or any securities exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for securities Herley owns, directly or indirectly through one or more subsidiaries, there are no equity securities of any class of any subsidiary of Herley, or any security exchangeable or convertible into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Herley or any of its subsidiaries is a party or by which it is bound obligating Herley or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of Herley or any of its subsidiaries or obligating Herley or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of Herley there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of Herley or with respect to any equity security of any class of any of its subsidiaries.

     3.4  Authority.
          ---------

          (a) Each of Herley and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Herley and, in the case of this Agreement, Merger Sub, subject to the filing and recordation of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by each of Herley and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Metraplex, subject to the conditions set forth herein, this Agreement constitutes the valid and binding obligations of each of Herley and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of Herley and Merger Sub do not, and the performance of this Agreement by each of Herley and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Herley or the Certificate of Incorporation or Bylaws of Merger Sub or the equivalent organizational documents of any of its other subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Herley or any of its subsidiaries (including Merger Sub) or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Herley's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Herley or any of its subsidiaries (including Merger Sub) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Herley or any of its subsidiaries (including Merger Sub) is a party or by which Herley or any of its subsidiaries (including Merger Sub) or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on Herley. The Herley Schedules list all material consents, waivers and approvals under any of Herley's or any of its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Herley or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a Current Report on Form 8-K with the Securities Exchange Commission ( SEC ), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Metraplex or Herley or have a material adverse effect on the ability of the parties to consummate the Merger.

     3.5  SEC Filings; Herley Financial Statements.
          ----------------------------------------

          (a) Herley has filed all forms, reports and documents required to be filed with the SEC since and including March 1997, and has made available to Metraplex such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Herley may file subsequent to the date hereof) are referred to herein as the "Herley SEC Reports." As of their respective dates, the Herley SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933 ( Securities Act ) or the Securities Exchange Act of 1934 ( Exchange Act ), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Herley SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Herley's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Herley SEC Reports (the "Herley Financials"), including any Herley SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (z) fairly presented the consolidated financial position of Herley and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of Herley contained in Herley SEC Reports as of March 31, 1997 is hereinafter referred to as the "Herley Balance Sheet." Except as disclosed in the Herley Financials, neither Herley nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Herley and its subsidiaries taken as a whole, except liabilities (i) provided for in the Herley Balance Sheet, or (ii) incurred since the date of the Herley Balance Sheet in the ordinary course of business consistent with past practices.

          (c) Herley has heretofore furnished to Metraplex a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Herley with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6  Absence  of Certain  Changes  or Events.  Since the date of the Herley
Balance Sheet through the date of this Agreement, there has not been: (i) any Material Adverse Effect on Herley, (ii) any material change by Herley in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by Herley of any of its assets having a Material Adverse Effect on Herley, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     3.7 Taxes. Herley and each of its subsidiaries has filed all tax returns required to be filed by any of them and has paid (or Herley has paid on its behalf), or has set up an adequate reserve for the payment of, all material taxes required to be paid as shown on such returns and the most recent financial statements contained in the Herley SEC Reports reflect an adequate reserve for all material taxes payable by Herley and its subsidiaries accrued through the date of such financial statements. Except as reasonably would not be expected to have a Material Adverse Effect on Herley, no deficiencies for any taxes have been proposed, asserted or assessed against Herley or any of its subsidiaries.

     3.8  Intellectual Property.
          ---------------------

          (a) To the knowledge of Herley and its subsidiaries, Herley and its subsidiaries own, or have the right to use, sell or license all patents, trademarks, trade names, service marks, copyrights and other intellectual property necessary or required for the conduct of their respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "Herley IP Rights"), except for any failure to own or have the right to use, sell or license that would not have a Material Adverse Effect on Herley.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any Herley IP Rights (the "Herley IP Rights Agreements"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Herley IP Rights or impair the right of Herley and its subsidiaries to use, sell or license any Herley IP Rights or portion thereof, except for the occurrence of any such breach, forfeiture, termination or impairment that would not individually or in the aggregate, result in a Material Adverse Effect on Herley.

          (c) To the knowledge of Herley and its subsidiaries, (i) neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Herley or any of its subsidiaries violates any license or agreement between Herley or any of its subsidiaries and any third party or infringes any intellectual property right of any other party; and (ii) there is no pending or, to the knowledge of Herley, threatened claim, arbitration or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Herley IP Rights, nor has Herley received any written notice asserting that any Herley IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, except, with respect to clauses (i) and
(ii), for any violations, infringements, claims or litigation that would not have a Material Adverse Effect on Herley.

          (d) Herley has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Herley IP Rights.

     3.9  Compliance; Permits; Restrictions.
          ---------------------------------

          (a) Neither Herley nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Herley or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Herley or any of its subsidiaries is a party or by which Herley or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations which would not have a Material Adverse Effect on Herley. No investigation or review by any governmental or, to the knowledge of Herley, regulatory body or authority is pending or threatened against Herley or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which would not have a Material Adverse Effect on Herley.

          (b) Herley and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of Herley and its subsidiaries taken as a whole (collectively, the "Herley Permits"). Herley and its subsidiaries are in compliance with the terms of Herley Permits, except where the failure to hold the same or to so comply would not have a Material Adverse Effect on Herley.

     3.10 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Herley or any of its subsidiaries has received any notice of assertion nor, to Herley's knowledge, is there a written threat of an action, suit, proceeding, claim, arbitration or investigation against Herley or any of its subsidiaries which would have a Material Adverse Effect on Herley, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     3.11 Brokers' and Finders' Fees. Herley has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.12 Employee Benefit Plans.
          ----------------------

          (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained or contributed to by Herley or any ERISA Affiliate thereof which is under common control with Herley within the meaning of Section 414 of the Code (the "Herley Employee Plans"), Herley has made available to Metraplex a true and complete copy of, to the extent applicable, (i) such Herley Employee Plan, (ii) the most recent annual report (Form 5500), (iii) each trust agreement related to such Herley Employee Plan, (iv) the most recent summary plan description for each Herley Employee Plan for which such a description is required, (v) the most recent actuarial report relating to any Herley Employee Plan subject to Title IV of ERISA and
(vi) the most recent IRS determination letter issued with respect to any Herley Employee Plan.

          (b) Each Herley  Employee Plan which is intended to be qualified under
Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Herley Employee Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan. Each Herley Employee Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither Herley nor any ERISA Affiliate of Herley has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Herley Employee Plan.

          (c) Neither Herley nor any ERISA Affiliate thereof has withdrawn in a complete or partial withdrawal from any multi-employer plan within the meaning of Section 4001(a)(3) of ERISA prior to the Effective Time. Neither Herley nor any ERISA Affiliate thereof has contributed to or been obligated to contribute to any multi-employer plan within the meaning of Section 4001(a)(3) of ERISA.

     3.13 Absence of Liens and Encumbrances. Herley and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Herley Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not have a Material Adverse Effect on Herley.

     3.14 Environmental Matters.
          ---------------------

          (a) Hazardous Material. Except as would not have a Material Adverse Effect on Herley, no underground storage tanks and no Hazardous Materials (but excluding office and janitorial supplies) are present in the soil, ground water, building materials or ambient air of any real property currently occupied by Herley and its subsidiaries, as a result of the deliberate actions of Herley or any of its subsidiaries, and neither Herley nor any of its subsidiaries has received any notice that it is allegedly liable for the presence of Hazardous Materials in, on or under any other property, including the land and the improvements, ground water and surface water thereof, that Herley or its subsidiaries has at any time owned, operated, occupied or leased.

          (b) Hazardous Materials Activities. Except as would not have a Material Adverse Effect on Herley, neither Herley nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Herley or any of its subsidiaries engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. Herley and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Herley Environmental Permits") necessary for the conduct of Herley's and its subsidiaries' Hazardous Material Activities as currently conducted and other businesses of Herley and its subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Material Adverse Effect on Herley.

          (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Herley's knowledge, threatened concerning any Herley Environmental Permit or any Hazardous Materials Activity of Herley or any of its subsidiaries. Herley is not aware of any fact or circumstance which could involve Herley or any of its subsidiaries in any environmental litigation or impose upon Herley or any of its subsidiaries any environmental liability that would have a Material Adverse Effect on Herley.

     3.15 Labor Matters. To Herley's knowledge, there are no activities or proceedings of any labor union to organize any employees of Herley or any of its subsidiaries and there are no strikes, or material slowdowns, work stoppages or lockouts, or threats thereof by or with respect to any employees of Herley or any of its subsidiaries. Herley and its subsidiaries are and have been in compliance with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, ERISA, WARN or any similar state or local law), except for any noncompliance that would not have a Material Adverse Effect on Herley.

     3.16 Agreements, Contracts and Commitments. Except as set forth in the Herley Schedules, neither Herley nor any of its subsidiaries is a party to or is bound by:

          (a) any collective bargaining agreements;

          (b) any bonus, deferred compensation, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

          (c) any employment or consulting agreement, contract or commitment with any officer or director level employee, not terminable by Herley or any of its subsidiaries on thirty (30) days notice without liability, except to the extent general principles of wrongful termination law may limit Herley's or any of its subsidiaries' ability to terminate employees at will;

          (d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (e) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between Herley or any of its subsidiaries and any of its officers or directors;

          (f) any agreement, contract or commitment containing any covenant limiting the freedom of Herley or any of its subsidiaries to engage in any line of business or compete with any person;

          (g)  any  agreement,   contract  or  commitment  relating  to  capital
expenditures and involving future obligations in excess of $10,000 and not cancelable without penalty;

          (h) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (i) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (j) any joint marketing or development agreement;

          (k)  any   distribution   agreement   (identifying  any  that  contain
exclusivity provisions); or

          (l) any other agreement, contract or commitment (excluding real and personal property leases) which involves payment by Herley or any of its subsidiaries under any such agreement, contract or commitment of $10,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days.

     Neither Herley nor any of its subsidiaries, nor to Herley's knowledge any other party to an Herley Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Herley is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, an "Herley Contract") in such a manner as would permit any other party to cancel or terminate any such Herley Contract, or would permit any other party to seek damages, which would have a Material Adverse Effect on Herley.

     3.17 Change of Control Payments. There are no plans or agreements pursuant to which any material amounts may become payable (whether currently or in the future) to current or former officers or directors of Herley as a result of or in connection with the Merger.

     3.18 Minute Books. The minute books of Herley made available to counsel for Metraplex are the only minute books of Herley and contain a reasonably accurate summary, in all material respects, of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Herley.

     3.19 Board Approval. The Board of Directors of Herley and Merger Sub have, as of the date of this Agreement, determined that the Merger is fair to and in the best interests of Herley and Merger Sub and their stockholders.


                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Metraplex (which for the purposes of this
Article 4 shall include Metraplex and each of its subsidiaries) and Herley (which for the purposes of this Article 4 shall include Herley and each of its subsidiaries) agree, except (i) in the case of Metraplex as provided in Article 4 of the Metraplex Schedules and in the case of Herley as provided in Article 4 of the Herley Schedules, or (ii) to the extent that the other party shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In furtherance of the foregoing and subject to applicable law, Metraplex and Herley agree to confer, as promptly as practicable, prior to taking any material actions or making any material management decisions with respect to the conduct of business. In addition, except in the case of Metraplex as provided in Article 4 of the Metraplex Schedules and in the case of Herley as provided in Article 4 of the Herley
Schedules,   without  the  prior  written  consent  of  the  other,  not  to  be unreasonably withheld, neither Metraplex nor Herley shall do any of the following, and neither Metraplex nor Herley shall permit its subsidiaries to do any of the following:

          (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b)  Enter  into  any   material   partnership   arrangements,   joint
development agreements or strategic alliances;

          (c) Grant any severance or termination pay to any officer or employee except payments in amounts consistent with policies and past practices or pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan;

          (d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Metraplex IP Rights or the Herley IP Rights, as the case may be, or enter into grants to future patent rights, other than in the ordinary course of business;

          (e) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (f) Repurchase or otherwise acquire, directly or indirectly, any shares of capital stock (i) except pursuant to rights of repurchase of any such shares under any employee, consultant or director stock plan, and (ii) for the repurchase by Herley of up to 300,000 shares of Herley Common Stock pursuant to a stock buy-back program announced on March 5, 1997;

          (g) Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire and shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance of shares of Metraplex Capital Stock or Herley Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) options to purchase shares of Metraplex Capital Stock or Herley Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans, (iii) shares of Metraplex Capital Stock or Herley Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii), (iv) shares of Metraplex Capital Stock issuable to participants in the Metraplex ESOP consistent with the terms thereof, and (v) shares of Herley Common Stock pursuant to the terms hereof;

          (h) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

          (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership interest, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Metraplex or Herley, as the case may be, or enter into any joint ventures, strategic partnerships or alliances, other than in the ordinary course of business consistent with past practice.

          (j) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Metraplex or Herley, as the case may be, except in the ordinary course of business consistent with past practice;

          (k) Incur any indebtedness for borrowed money (other than ordinary course trade payables or pursuant to existing credit facilities in the ordinary course of business) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of Metraplex or Herley, as the case may be, or guarantee any debt securities of others;

          (l) Adopt or amend any employee benefit or stock purchase or option plan, or enter into any employment contract, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its officers or employees other than in the ordinary course of business, consistent with past practice;

          (m) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (n) Make any grant of exclusive rights to any third party;

          (o) Make any expenditure equal to or exceeding $15,000 except in the ordinary course of business; or

          (p) Agree in writing or otherwise to take any of the actions described in Article 4 (a) through (o) above.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

     5.1 Registration Rights. Upon the delivery of written notice to Herley by the holders of a majority of the Herley Common Stock issued in the Merger, Herley will prepare and file with the SEC a Registration Statement with respect to the Herley Common Stock, all as more fully set forth in a Registration Rights Agreement between such holders and Herley substantially in the form of Exhibit A hereto.

     5.2 Meeting of Metraplex Stockholders. Promptly after the date hereof, Metraplex will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Metraplex Stockholders' Meeting to be held as promptly as practicable, and in any event within 15 days after the date of this Agreement, for the purpose of voting upon this Agreement. Metraplex will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and will take all other reasonable action necessary or advisable to secure the vote or consent of its stockholders required by the Delaware General Corporation Law to obtain such approval (except to the extent permitted by Section 5.4).

     5.3  Access to Information; Confidentiality.
          --------------------------------------

          (a) Each party will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          (b) The parties acknowledge that Herley and Metraplex have previously executed a Confidentiality Agreement (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except as is necessary to comply with the terms of this Agreement.

     5.4  Solicitation by Metraplex.
          -------------------------

          (a) Prior to the approval of this Agreement by the stockholders of Metraplex at the Metraplex Stockholders' Meeting, Metraplex may, to the extent the Board of Directors of Metraplex determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties under applicable law require it to do so, participate in discussions or negotiations with, and, subject to the requirements of paragraph (b), below, furnish information to any person, entity or group after such person, entity or group has delivered to Metraplex in writing, an unsolicited bona fide Acquisition Proposal which the Board of Directors of Metraplex in its good faith reasonable judgment determines, after consultation with its independent financial advisors, would result in a transaction more favorable to the stockholders of Metraplex from a financial point of view than the Merger and for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of Metraplex (based upon the advice of independent financial advisors), is reasonably capable of being financed by such person, entity or group and which is likely to be consummated (a "Metraplex Superior Proposal"). In addition, in connection with a possible Acquisition Proposal, Metraplex may refer any third party to this Section 5.4 or make a copy of this Section 5.4 available to a third party. In the event Metraplex receives a Metraplex Superior Proposal, nothing contained in this Agreement (but subject to the terms hereof) will prevent the Board of Directors of Metraplex from approving such Metraplex Superior Proposal or recommending such Metraplex Superior Proposal to Metraplex's stockholders, if the Board determines that such action is required by its fiduciary duties under applicable law; in such case, the Board of Directors of Metraplex may withdraw, modify or refrain from making its recommendation concerning the approval of this Agreement; provided, however, that Metraplex shall not accept or recommend to its stockholders, or enter into any agreement concerning, a Metraplex Superior Proposal for a period of not less than 48 hours after Herley's receipt of a copy of such Metraplex Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing); provided, further, that Metraplex will provide Herley with no less than 24 hours' prior written notice of its intention to enter into a letter of intent with respect to any Acquisition Proposal. For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales of assets or inventory in the ordinary course of business or permitted under the terms of this Agreement), (ii) sale of 5% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 5% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          (b) Notwithstanding anything to the contrary in paragraph (a), Metraplex will not provide any non-public information to a third party unless:
(x) Metraplex provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms in the Confidentiality Agreement; and (y) such non-public information is the same information previously delivered to Herley. Metraplex will provide Herley with no less than 24 hours' prior written notice of its intention to enter into any nondisclosure agreement with any third party.

     5.5 Public Disclosure. Herley and Metraplex will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq. The parties acknowledge that promptly following the execution and delivery of this Agreement, Herley will issue a press release with respect to the Merger and the Agreement.

     5.6 Legal Requirements. Each of Herley, Merger Sub and Metraplex will take all reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Herley will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Herley Common Stock pursuant hereto. Metraplex will use its commercially reasonable efforts to assist Herley as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Herley Common Stock pursuant hereto.

     5.7 Third Party Consents. As soon as practicable following the date hereof, Herley and Metraplex will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8 FIRPTA. At or prior to the Closing, Metraplex, if requested by Herley, shall deliver to the IRS a notice that the Metraplex Capital Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

     5.9 Notification of Certain Matters. Herley and Merger Sub will give prompt notice to Metraplex, and Metraplex will give prompt notice to Herley, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of Herley and Merger Sub or Metraplex, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.10 Best Efforts and Further Assurances. Subject to the respective rights and obligations of Herley and Metraplex under this Agreement, each of the parties to this Agreement will use its best efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.11 Tax-Free Reorganization. Herley and Metraplex will each use its commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. Herley and Metraplex will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

     5.12 Metraplex Employee Benefits. Subject to being able to do so consistently with applicable laws, after the Effective Date, Herley will use its commercially reasonable efforts to cause the Surviving Corporation to provide to the employees of Metraplex employee benefits comparable to those under the existing Metraplex plans generally available to Metraplex employees.

     5.13 Repurchase of Herley Common Stock. Each holder of the Herley Common Stock issued in the Merger, but not any transferee of such holder, other than immediate family members, grandchildren and trusts which have as beneficiaries immediate family members, including grandchildren who have been previously gifted such Common Stock, shall have the right, in respect of any shares of Herley Common Stock not sold pursuant to the Registration Statement described in
Section 5.1 hereof, to one demand only that Herley repurchase all of such shares of Herley Common Stock and Herley shall be required to repurchase all of such shares, upon the delivery by such holder to Herley of no less than thirty (30) days prior written notice, as follows:

          (a) on the third anniversary of the Effective Time, at a price of $12.00 per share of Herley Common Stock; or

          (b) on the fourth anniversary of the Effective Time, at a price of $12.75 per share of Herley Common Stock; or

          (c) on the fifth anniversary of the Effective Time, at a price of $13.50 per share of Herley Common Stock.

     The purchase price for the Herley Common Stock repurchased pursuant to this
Section 5.13 shall be paid in full on the third, fourth or fifth anniversary of the Effective Time, as the case may be. Herley's obligations under this Section
5.13 shall be evidenced by the Supplemental Agreement attached hereto as Exhibit B to be executed and delivered by Herley at Closing.

     5.14 Employment Agreement. At or prior to the Closing, Herley or Metraplex will enter into an Employment Agreement with Glenn Rosenthal, substantially in the form attached hereto as Exhibit C.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Stockholder and Board of Directors Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law by the stockholders of Metraplex within 20 days after the date of this Agreement..

          (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     6.2 Additional Conditions to Obligations of Metraplex. The obligations of Metraplex to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Metraplex:

          (a) Representations and Warranties. The representations and warranties of Herley and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases where the failure to be so true and correct, would not have a Material Adverse Effect on Herley; and Metraplex shall have received a certificate to such effect signed on behalf of Herley by the Chief Financial Officer of Herley.

          (b) Agreements and Covenants. Herley and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Metraplex shall have received a certificate to such effect signed on behalf of Herley by the Chief Financial Officer of Herley;

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Herley shall have occurred since the date of this Agreement;

          (d) Legal Opinion. Metraplex shall have received a legal opinion from Blau, Kramer, Wactlar & Lieberman, P.C., counsel to Herley, in a form attached hereto as Exhibit D;

          (e) Herley will cause all of the obligations of Metraplex to NationsBank and the subdebt holders to be paid at or promptly after Closing; and

          (f) Herley will execute and deliver at Closing the Registration Rights Agreement, Supplemental Agreement and Employment Agreement.

     6.3 Additional Conditions to the Obligations of Herley and Merger Sub. The obligations of Herley and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
Herley:

          (a) Representations and Warranties. The representations and warranties of Metraplex contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except, in all such cases where the failure to be so true and correct, would not have a Material Adverse Effect on Metraplex; and Herley and Merger Sub shall have received a certificate to such effect signed on behalf of Metraplex by the Chief Executive Officer of Metraplex;

          (b) Agreements and Covenants. Metraplex shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Herley shall have received a certificate to such effect signed on behalf of Metraplex by the Chief Executive Officer of Metraplex;

          (c) Material Adverse Effect. No Material Adverse Effect with respect to Metraplex shall have occurred since the date of this Agreement;

          (d) Legal Opinion. Herley shall have received a legal opinion from Offit & Kurman, P. C., counsel to Metraplex, in the form attached hereto as Exhibit E.

          (e) Termination of Metraplex ESOP. Metraplex's ESOP shall have been terminated and the parties shall have received an opinion from ESOP's legal counsel and valuation from ESOP'S financial counsel, in form satisfactory to the parties, including a determination that Herley, and its officers, directors, agents and employees have no liability to the ESOP's participants as a result of the termination, or otherwise.

                                   ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of Merger Sub and Metraplex:

     (a) by mutual written consent duly authorized by the Boards of Directors of Herley and Metraplex;

          (b) by either Metraplex or Herley if the Merger shall not have been consummated by July 31, 1997; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either Metraplex or Herley if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (an "Order"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by either Metraplex or Herley if the required approvals of the stockholders of Metraplex contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement);

          (e) by either Metraplex or Herley, if Metraplex shall have accepted a Metraplex Superior Proposal or by Herley if the Metraplex Board of Directors recommends a Metraplex Superior Proposal to the stockholders of Metraplex;

          (f) by Herley, if the Board of Directors of Metraplex shall have withheld, withdrawn or modified in a manner adverse to Herley its recommendation in favor of approving the Merger;

          (g) by  Metraplex,  if the Board of  Directors  of Herley  shall  have
withheld,   withdrawn  or  modified  in  a  manner   adverse  to  Metraplex  its
recommendation in favor of the Merger;

          (h) by Metraplex, upon a material breach of any representation, warranty, covenant or agreement on the part of Herley set forth in this Agreement, or if any representation or warranty of Herley shall have become untrue in any material respect, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Herley's representations and warranties or breach by Herley is curable by Herley through the exercise of its commercially reasonable efforts within fifteen (15) days of the time such representation or warranty shall have become untrue or such breach, then Metraplex may not terminate this Agreement under this Section 7.1(h) during such fifteen-day period provided Herley continues to exercise such commercially reasonable efforts;

          (i) by Herley, upon a material breach of any representation, warranty, covenant or agreement on the part of Metraplex set forth in this Agreement, or if any representation or warranty of Metraplex shall have become untrue in any material respect, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Metraplex's representations and warranties or breach by Metraplex is curable by Metraplex through the exercise of its commercially reasonable efforts within fifteen (15) days of the time such representation or warranty shall have become untrue or such breach, then Herley may not terminate this Agreement under this Section 7.1(i) during such fifteen-day period provided Metraplex continues to exercise such commercially reasonable efforts;

          (j) by Metraplex, if there shall have occurred any Material Adverse Effect with respect to Herley or Merger Sub since the date of this Agreement;

          (k) by Herley, if there shall have occurred any Material Adverse Effect with respect to Metraplex since the date of this Agreement.


     7.2  Notice of Termination; Effect of Termination.
          --------------------------------------------

          Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect. Nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.
          -----------------

          Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Herley shall cause to be paid within 5 days of closing, the costs of Metraplex legal counsel, the Metraplex ESOP's legal counsel, legal counsel advising on the tax treatment of the Merger, and Metraplex and Metraplex ESOP's financial and accounting fees.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of Metraplex, Herley and Merger Sub contained in this Agreement shall survive for eighteen months from the Effective Time, and covenants contained herein requiring performance shall survive the Effective Time until completion of said performance.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

          (a) if to Herley or Merger Sub, to:

              Herley Industries, Inc.
              10 Industry Drive
              Lancaster, PA 17603
              Fax: (717)397-4475
              Attn.: Lee N. Blatt
              Chairman of the Board
              with a copy to:

              Blau, Kramer, Wactlar & Lieberman, P.C.
              100 Jericho Quadrangle
              Jericho, New York 11753
              Attention: David H. Lieberman, Esq.
              Telephone No.: (516) 822-4820
              Telecopy No.:   (516) 822-4824

          (b) if to Metraplex, to:

              Metraplex Corporation
              7435 New Technology Way
              Frederick, Maryland 21703-9458
              Fax: (301 ) 663-3661
              Attn.: Glenn K. Rosenthal
                     President and Chief Executive Officer

              with a copy to:

              Glenn D. Solomon, Esq.
              Offitt & Kurman, P.A.
              8 Park Center Court
              Suite 200
              Owings Mills, Maryland 21117
              Telephone No. (410) 356-0600
              Telecopy No.   (410) 356-0602


     8.3  Interpretation; Knowledge.
          -------------------------

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement, the term "knowledge" means, with respect to any matter in question, that the executive officers of Metraplex or Herley, as the case may be, have actual knowledge of such matter.

     8.4   Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Metraplex Schedules and the Herley Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

     IN WITNESS WHEREOF, Herley, Merger Sub, and Metraplex have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.


                              HERLEY INDUSTRIES, INC.

                              By: /s/ Myron Levy
                                 ----------------------------------------
                              Name:   Myron Levy
                                     ------------------------------------
                              Title:    President
                                     ------------------------------------


                              METRAPLEX CORPORATION

                              By:  /s/ Glenn K. Rosenthal
                                 ----------------------------------------
                              Name:   Glenn K. Rosenthal
                                     ------------------------------------
                              Title:   President and CEO
                                     ------------------------------------



                              METRAPLEX ACQUISITION CORP.

                              By: /s/ Myron Levy
                                 ---------------------------------------
                              Name:   Myron Levy
                                     -----------------------------------
                              Title:     President
                                     -----------------------------------

                           AMENDMENT TO AGREEMENT AND
                           --------------------------
                             PLAN OF REORGANIZATION
                             ----------------------

     This Amendment to Agreement and Plan of Reorganization (the "Amendment") is made this 22nd day of July, 1997 by and among Herley Industries, Inc., a Delaware corporation ("Herley"), Metraplex Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Herley ("Merger Sub"), and Metraplex Corporation, a Delaware corporation ("Metraplex").

     WHEREAS,   the  parties   hereto   executed  an   Agreement   and  Plan  of
Reorganization dated July 8, 1997 (the "Agreement");

     WHEREAS, the parties hereto desire to amend the Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Definitions. All capitalized terms used by not defined herein shall have the meaning set forth in the Agreement.

     2. Closing Date. The parties acknowledge and agree that the Closing Date is July 22, 1997.

     3. Effective Time. The parties agree that the Effective Time shall be August 4, 1997 and Section 1.2 of the Agreement is hereby modified accordingly.

     4. Metraplex Capital Structure. The first sentence of Section 2.2 of the Agreement is hereby modified to read as follows:

          The authorized capital stock of Metraplex consists of 5,000,000 shares of Common Stock par value $.01 per share of which there were 702,047 shares issued and outstanding as of June 1, 1997, not including the 121,216 shares which have not been allocated under the Metraplex ESOP; as of the Effective Time an additional 11,233 shares of Common Stock shall be issued to the Metraplex ESOP and allocated to the accounts of participants in the Metraplex ESOP.

     5. Conditions to the Merger. Metraplex agrees that the condition set forth in Section 6.2 (c) of the Agreement be and is hereby waived. Herley agrees that the condition set forth in Section 6.3 (c) of the Agreement be and is hereby waived.

     6. Termination. The parties agree that, as a result of the Closing occurring on the date hereof and the parties agreement that the Effective Date of the Closing shall be August 4, 1997, Section 7.1(b) of the Agreement is hereby deleted in its entirety. The parties further agree that Sections 7.1(j) and (k) are hereby deleted in their entireties.

     7. Miscellaneous. Except as specifically set forth herein, the Agreement and its terms shall remain in full force and effect in accordance with its provisions.

     IN WITNESS WHEREOF, Herley, Merger Sub and Metraplex have caused this Amendment to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                    HERLEY INDUSTRIES, INC.

___________________________         By: /s/Myron Levy
                                    --------------------------------------
                                    Myron Levy, President


                                    METRAPLEX CORPORATION

____________________________        By: /s/Glenn K. Rosenthal
                                    --------------------------------------
                                    Glenn K. Rosenthal, President and CEO


                                    METRAPLEX ACQUISITION CORP.

_____________________________       By: /s/Myron Levy
                                    -------------------------------------
                                    Myron Levy, President